EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-91420) on Form S-8 of RTI International Metals, Inc. of our report dated June 28, 2012, with respect to the Statements of Net Assets Available for Benefits of RMI Bargaining Unit Employee Savings and Investment Plan as of December 31, 2011 and 2010, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011, and the related supplemental schedules of Form 5500 Schedule H, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2011, and Form 5500 Schedule H, Line 4a—Schedule of Delinquent Participant Contributions for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of RMI Bargaining Unit Employee Savings and Investment Plan.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio

June 28, 2012

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